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                                   Exhibit 4.9

                              CONSULTING AGREEMENT

         THIS AGREEMENT (this "Agreement"), made this 23rd day of April, 1999, by and between SCHOEMANN VENTURE CAPITAL, L.L.C. ("SVC"), a Delaware limited liability company, and AFFINITY INTERNATIONAL TRAVEL SERVICES, INC. ("Affinity"), a Nevada corporation.

         WHEREAS, SVC has certain expertise in management, financial, investment and business matters which will be beneficial to Affinity in the conduct of its business.

         WHEREAS, Affinity desires to retain SVC as a consultant and advisor to Affinity in connection with certain investment and business matters of Affinity and SVC desires to be so retained and to enter into such an agreement with Affinity.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained and the consideration to be paid hereunder, and for other valuable consideration, the parties agree as follows:

         1. Recitals are True. The above recitals are true and correct and incorporated herein.

         2. Consulting Services. Affinity agrees to retain SVC and SVC agrees to be retained by Affinity on an as-needed basis from and after the date hereof until terminated in accordance with the provisions of Section 6 hereinbelow as a consultant and advisor to Affinity in connection with certain investment and business matters of Affinity.

         3. Devotion of Time to Consulting Services. SVC shall devote such time to rendering consulting and advising services as is reasonably requested from time-to-time by Affinity. The services to be rendered by SVC to Affinity hereunder may be rendered in person or by letter, telephone or other means of communication as shall be appropriate under the circumstances. SVC shall not be required to observe any fixed schedule of attendance at the principal place of business of Affinity or any other person or entity for the rendition of such services.

         4. Consideration for Consulting Services. As consideration for SVC's services hereunder during the term of this Agreement, Affinity shall pay SVC and SVC shall accept from Affinity the following:

            (a) on the first (1st) day of each month from and after the date hereof until terminated pursuant to Section 6 hereof, the sum of $6,666.66 per month, pro rated for any partial month, until all shares of common stock owned by SVC are registered for sale under the Securities Act of 1933, as amended, or freely tradable on the public securities markets, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended; and
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            (b) a sum equal to five percent (5%) of the gross investment proceeds received by Affinity (1) from investor(s) introduced to Affinity by SVC (and with whom Affinity has no prior relationship) or (2) in a transaction with respect to which SVC's efforts were instrumental in negotiating and closing on behalf of the Company. Such sum shall be due and payable by Affinity upon receipt by Affinity of the proceeds or consideration from such investment transaction.

         In addition, Affinity shall reimburse SVC for all actual expenses incurred by SVC for services rendered on behalf of Affinity and, at the request of Affinity, upon submission of appropriate invoices or receipts therefor.

         5. Status as Independent Contractor. The parties agree that SVC's relationship with Affinity will be that of independent contractor, and nothing in this Agreement shall be deemed to create an employer-employee relationship between the parties. As such, SVC will not be entitled to any compensation other than as agreed upon herein.

         6. Term of Agreement. The effective date of this Agreement shall be the date hereof, and it shall remain effective and continue in force and effect until terminated in accordance herewith; this Agreement may be terminated by either party upon ten (10) business days prior written notice to the other party. Termination of this Agreement pursuant to this Section 6 shall in no way terminate the obligation of Affinity to pay to SVC any amounts accrued under
Section 4 hereof prior to termination.

         7. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision.

         8. Notices. Any and all notices, demands, requests, designations, consents, offers, acceptances or any other communications that may be or are required to be given, served or sent by any party to another party pursuant to this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid, or transmitted by hand delivery (against a signed receipt) or by facsimile with confirmation of receipt addressed as follows: (a) if to SVC at 3904 Wheat Drive, Metairie, Louisiana, 70002 FAX (504) 455-8845, with a copy to William C. Perez, Esq., 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 FAX: (214) 740-8800; (b)
if to Affinity at 100 Second Avenue South, Suite 303N, St. Petersburg, Florida 33701 FAX: (727) 896-1403 with a copy to Gordon R. Berman, Esq., Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, MA 02111 (FAX: (617) 856-8201 or to such other address which may be designated by either Affinity or SVC.
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         9. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, other than modification by a Court of law in accordance with Section 7 hereof.

         10. Applicable Law and Binding Effect. This Agreement shall be construed and regulated under and by the laws of the State of Nevada and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

         IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed the day and year first above written.


                                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.


                                   By: /s/ D.G. Brandano
                                       -------------------------------------
                                       DANIEL G. BRANDANO
                                       President


                                   SCHOEMANN VENTURE CAPITAL, L.L.C.


                                   By: /s/ Rodney R. Schoemann, Sr.
                                       -------------------------------------
                                       RODNEY R. SCHOEMANN, SR.
                                       Managing Member